UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 1, 2022 (March 31, 2022)

KOSMOS ENERGY LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane
Dallas,	Texas	75231
(Address of Principal Executive Offices)		(Zip Code)

Title of each class	Trading Symbol	Name of each exchange on which registered:
Common Stock $0.01 par value	KOS	New York Stock Exchange
London Stock Exchange

Registrant’s telephone number, including area code: +1 214 445 9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On March 31, 2022, Kosmos Energy Ltd. (the “Company”) and certain of its subsidiaries terminated and replaced its existing revolving credit facility agreement (as amended from time to time, the “Former RCF”) under which the Company was the Original Borrower, with a new $250 million revolving credit facility agreement (the “New RCF”) dated March 31, 2022 among the Company, as Original Borrower, certain of its subsidiaries listed therein, as Guarantors, and the financial institutions listed therein.

The terms of the New RCF are substantially the same as the terms of the Former RCF, and both the Deed of Guarantee and the Intercreditor Agreements (as defined in the New RCF) will continue in effect with regard to the New RCF.

The following is a summary of the key differences between the Former RCF and the New RCF:

•The total size of the New RCF is $250 million.
•The maturity date of the New RCF is December 31, 2024.
•Borrowings under the New RCF bear interest at a rate equal to the secured overnight financing rate administered by the Federal Reserve Bank of New York plus a credit adjustment spread plus a 7.0% margin plus mandatory costs, if applicable.
•The New RCF contains a negative pledge covenant over the participating interests held by the Company’s wholly-owned subsidiary, Kosmos Energy Ghana Investments, in the West Cape Three Points and Deepwater Tano blocks offshore Ghana.
•The New RCF contains a negative pledge covenant covering the assets of the Company’s Gulf of Mexico subsidiaries. This negative pledge does not apply in connection with a future acquisition financing provided that certain enumerated financial tests are met and terminates when the net leverage of the Company and its subsidiaries falls below 1.50x.
•As the New RCF is intended to largely remain undrawn, the Company is required to use the proceeds from any capital markets and loan transactions to first repay any drawn outstanding balance under the New RCF and the Company is subject to a cash sweep of at least 50% of the Company’s Excess Cash (as defined in the New RCF) to pay outstanding balances as of March 31 or September 30 in any calendar year.

The New RCF also contains other customary restrictive covenants. The covenants are subject to various baskets, materiality thresholds and other conditions and exceptions. The New RCF also contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of insolvency, judgment defaults, repudiation or rescission of certain documents supporting the New RCF, and changes of control.

The Company expects to incur approximately $5 million in fees and expenses associated with entering into the New RCF, which such fees and expenses are expected to be amortized over the term of the New RCF.

The foregoing description of the New RCF is not complete and is qualified in its entirety by reference to the full text of the New RCF, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter-ended March 31, 2022.

Item 1.02    Termination of a Material Definitive Agreement.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2022

KOSMOS ENERGY LTD.

By:	/s/ NEAL D. SHAH
Neal D. Shah
Senior Vice President and Chief Financial Officer

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